Exhibit 10.1(a)
QAD INC. NONQUALIFIED STOCK OPTION PLAN
OPTION AGREEMENT
This Option Agreement is made and entered into this «Day»th day of «MMonth», «Year» (this “Agreement”), pursuant to the QAD Inc. Nonqualified Stock Option Plan and the QAD Inc. 1997 Stock Incentive Program (collectively, the “Plan”). The Program Administrators administering the Plan have selected «name» (the “Optionee”) to receive the following grant of a stock option (the “Option”) to purchase shares of the Common Stock of QAD Inc. (the “Company”), on the terms and conditions set forth below, which the Optionee accepts and to which the Optionee agrees. All capitalized terms that are used in this Agreement that are not defined herein have the meanings assigned to them in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail.
1. Option Granted:

Number of Shares Subject to Option	«Shares»
Grant Date	«MMonth» «Day», «Year»
Exercise Price Per Share (U.S. dollars)	«Price»
Expiration Date	«MMonth» «Day», «EYear»
2. The Option is granted pursuant to the Plan to purchase the number of shares of Common Stock of the Company specified in Section 1 hereof (the “Shares”). Except as herein otherwise stated, the Option, to the extent not theretofore exercised, shall terminate at 5:00 p.m. Pacific Time on «MMonth» «Day», «EYear», the date preceding the eighth (8th) anniversary of the issuance date hereof, except that the Option may expire earlier as provided elsewhere in this Agreement and/or in the Plan. The number of Shares subject to the Option granted hereunder shall be adjusted as provided in the Plan. The Option is intended by the Company and the Optionee to be a nonqualified stock option, which does not qualify as an incentive stock option under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
3. The Option shall be exercisable in all respects in accordance with the terms of the Plan, which are incorporated herein by this reference. The Optionee acknowledges having received and read a copy of the Plan.
4. Shares of Common Stock shall not be issued with respect to any option granted under the Plan, unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of the applicable laws.
Subject to this Agreement, the Optionee shall have the right to exercise the Option in accordance with the following schedule:
(a) The Option may not be exercised in whole or in part at any time prior to the first anniversary of the Grant Date.
(b) The Optionee may exercise the Option as to one fourth of the Shares on the first anniversary of the Grant Date and at each of the subsequent three anniversaries thereof.
(c) The right to exercise the Option shall be cumulative. The Optionee may buy all, or from time to time any part, of the maximum number of Shares, which are exercisable under the Option, but in no case may the Optionee exercise the Option with regard to a fraction of a Share, or for any Share for which the Option is not exercisable.

5. The Optionee agrees to comply with all applicable laws, rules, and regulations applicable to the grant and exercise of the Option and the sale or other disposition of the Shares received pursuant to the exercise of such Option. Exercise of the Option shall be conditioned on the Optionee’s compliance with procedures established from time to time by the Program Administrators for exercise, including but not limited to submission of such forms and documents as the Program Administrators may require.
6. The Option shall not become exercisable unless and until the Company has determined that:
(a) it and the Optionee have taken all actions required to register such Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof;
(b) it and the Optionee have taken all actions required for any applicable listing, registration or qualification requirement of the Shares upon any stock exchange or under any relevant laws, for any applicable consent or approval of any governmental or regulatory body, for any required disclosure of information, or for the satisfaction of any other condition that is necessary as a condition of or in connection with the issuance or purchase of Shares; and
(c) all other applicable provisions of applicable laws have been satisfied.
7. Termination of Employment or Service other than by Death or Disability. If the Optionee ceases to be an employee or to provide services to the Company or any subsidiary for any reason other than his or her death or total and permanent disability within the meaning of Section 22(e)(3) of the Code, as determined by the Program Administrators in their sole discretion, the Optionee shall have the right, subject to the provisions of the Plan and this Agreement, to exercise the Option at any time within sixty (60) days after the date that the Optionee ceases to be an employee or to provide services, but not beyond the otherwise applicable term of the Option and only to the extent that on such date that the Optionee ceases to be an employee or to provide services the Optionee’s right to exercise such Option has vested.
8. For purposes of this Section 8, the employment or services relationship shall be treated as continuing intact while the Optionee is an active employee or provides services to the Company or any subsidiary, or other bona fide leave of absence to be determined in the sole discretion of the Program Administrators.
9. Disability of Optionee. If the Optionee ceases to be an employee or to provide services due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Code, as determined by the Program Administrators in their sole discretion, the Option may be exercised to the extent it had vested at the time of cessation of employment or services and, subject to the Plan, at any time one year after the Optionee’s termination of employment or ceasing to provide services, but not beyond the otherwise applicable term of the Option.
10. Death of Optionee. If the Optionee dies while an employee or providing services, or after ceasing to be an employee or providing services but during the period while he or she could have exercised the Option under Section 7, the Option may be exercised in whole or in part, on all of the Shares, and subject to the Plan, at any time within one year after the Optionee’s death, by the executors or administrators of his or her estate or by any person or persons who acquire the Option by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the Option.
11. Payment of Purchase Price. Payment of the purchase price for Shares upon exercise of the Option shall be made by:
(a) funds transfer, certified or cashier’s check payable to the order of the Optionee’s account at the 3rd party administrator or the brokerage firm designated by Program Administrators; or
(b) shares of Common Stock if permitted by the Program Administrators, including a special sale and remittance procedure pursuant to which the Optionee provides irrevocable instructions to (i) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable taxes required to be withheld by the Company by reason of such exercise; and (ii) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale; or
(c) any combination of the foregoing methods of payment.

12. Rights as a Shareholder. The Optionee, or a transferee of the Optionee, shall have no rights as a shareholder of the Company with respect to any Share for which his or her Option is exercisable until the date of the issuance of such Share. No adjustment shall be made for dividends, ordinary or extraordinary (whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such Share is issued, except as provided in the Plan.
13. Modification, Extension, and Renewal of Option. Within the limitations of the Plan, the Program Administrators may modify, extend or renew the Option or accept the cancellation of the Option for the grant of a new option in substitution therefore. Notwithstanding the preceding sentence, no modification of the Option shall, without the consent of the Optionee, alter or impair any rights or obligations under the Option.
14. In adopting and maintaining the Plan and granting options thereunder, neither the Company nor any subsidiary makes any representations or undertakings with respect to the initial qualification or treatment of the Option under applicable tax or securities laws. The Company and each subsidiary expressly disavows the creation of any rights in the Optionee, or the Optionee’s beneficiaries, of any obligations on the part of the Company, any subsidiary or the Program Administrator, except as expressly provided in the Plan and this Agreement.
15. Tax Withholding and Payment Obligations. The Company will assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with the Option, including the grant, vesting or exercise of the Option or sale of Shares acquired pursuant to the exercise of the Option (“Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Optionee hereby acknowledges and agrees that the ultimate liability for any and all Tax-Related Items is and remains his or her responsibility and liability and that the Company:
(a) makes no representations or undertaking regarding treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option and the subsequent sale of Shares acquired pursuant to the exercise of the Option; and
(b) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding tax-related items. In the event the Company determines that it and/or a subsidiary must withhold any Tax-Related Items as a result of the Optionee’s participation in the Plan, the Optionee agrees as a condition of the grant of the Option to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee authorizes the Company and/or a subsidiary to withhold all applicable withholding taxes from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or a subsidiary. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Optionee is due to acquire to meet the minimum withholding obligation for the Tax-Related Items. Furthermore, the Optionee agrees to pay the Company and/or a subsidiary any amount of taxes the Company and/or a subsidiary may be required to withhold as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means described in this Section 15. The Optionee acknowledges that the Company’s obligation to issue and/or deliver any certificate for Shares upon the exercise of the Option is subject to the satisfaction of all applicable Tax-Related Items.
16. This Agreement and the Option shall be governed by the laws of the State of California, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.
17. Acknowledgment and Waiver. By entering into this Agreement and accepting the grant of an Option evidenced hereby, the Optionee acknowledges:
(a) that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time with or without notice;
(b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options;

(c) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company;
(d) that the Optionee’s participation in the Plan shall not create a right to further employment with the Optionee’s employer or an obligation on the Optionee’s part to continue the Optionee’s employment and shall not interfere with the ability of the Optionee’s employer to terminate the Optionee’s employment relationship at any time with or without cause;
(e) that participation in the Plan is offered and may only be accepted subject to the condition that cessation of the Option or entitlement to exercise the same under the Plan (or any loss or diminution in value of the same) resulting from termination of the Optionee’s employment with the Participating Company Group (for any reason whatsoever and whether or not in breach of contract) shall not give rise to a claim for damages and, if (contrary to the foregoing) any such claim is found by a court of competent jurisdiction to have arisen, that the Optionee shall, by entering into this Agreement, be deemed irrevocably to have waived any such claim;
(f) that the Optionee’s participation in the Plan is voluntary;
(g) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Optionee’s employment contract, if any;
(h) that the Option is not part of normal or expected compensation for purposes of calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(i) that the vesting of any Option ceases upon the earlier of (i) termination of employment or other services or (ii) receipt of notice of termination of employment or other services for any reason except as may otherwise be explicitly provided in the Plan or this Agreement;
(j) that the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(k) that the Option has been granted to the Optionee in the Optionee’s status as an employee of the Optionee’s employer or in the Optionee’s capacity as a service provider, and can in no event be understood or interpreted to mean that the Company is the Optionee’s employer or that the Optionee has an employment relationship with the Company;
(l) that if the underlying Shares do not increase in value, the Option will have no value; and
(m) that nothing in the Option shall obligate the Company, its respective shareholders, Board of Directors, officers or employees to continue any relationship that the Optionee might have as a director or consultant for the Company.
18. Data Privacy. As a condition of participating in the Plan, the Optionee:
(a) consents to the collection, use, processing, and transfer, in electronic or other form, of personal data described in this Section by and among the Company and any subsidiary for the exclusive purpose of implementing, administering or managing his or her participation in the Plan;
(b) understands that the Company and/or any subsidiary may hold certain personal information about the Optionee, including but not limited to name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company and/or any subsidiary, details of all options or any other entitlement to shares awarded, canceled, purchased, or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(c) understands that Data may be transferred to any third parties assisting the Company and/or any subsidiary in the administration of the Plan;
(d) understands that the recipients of Data may be located within or outside the Optionee’s country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country of residence;
(e) authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering or managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or any subsequent holding of shares on the Optionee’s behalf to a broker or other third party with whom the Optionee may elect to deposit any shares acquired pursuant to the Plan;
(f) understands that Data will be held only as long as necessary to implement, administer or manage the Optionee’s participation in the Plan;
(g) understands that the Optionee may, at any time, review the Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company or the relevant subsidiary; and
(h) understands that withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan.
19. Translation. If this Agreement or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English language version, the English language version will take precedence.
IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date and year written above.

OPTIONEE	QAD INC.

«name»

QAD INC. 1997 STOCK INCENTIVE PROGRAM
STOCK APPRECIATION RIGHTS AGREEMENT
This Stock Appreciation Rights Agreement is made and entered into by and between QAD Inc. (the “Company”) and Employee Name as of the date of acceptance, pursuant to the QAD Inc. 1997 Stock Incentive Program (the “Program”). The Program Administrators administering the Program have selected the Grantee to receive the following grant of stock appreciation rights (“SAR”). This SAR entitles the Grantee to receive a payment in shares of the common stock of QAD Inc. (the “Common Stock”) that reflects the appreciation over the Grant Price, as specified in Section 1 hereof, for the number of shares of the Common Stock for which this SAR was granted, as specified in Section 1 hereof, (the “Grant Shares”), on the terms and conditions of the Program and as set forth below, which Grantee accepts and to which the Grantee agrees:
1. SAR Granted:

Number of Shares Subject to SAR

Grant Date

Grant Price per Share (U.S. dollars)

Expiration Date

2. This SAR may be exercised in whole or in part until fully exercised. The payment due to Grantee upon exercise shall be equal to a number shares of Common Stock of the Company with an aggregate fair market value on the exercise date equal to (i) the difference between the fair market value of the Common Stock on the date of exercise and the Grant Price, multiplied by (ii) the number of Grant Shares being exercised. The payment shall be made in the form of shares of the Common Stock (the “Payment Shares”), rounded up to the nearest whole number, subject to applicable income and employment tax withholding. Except as herein otherwise stated, the SAR, to the extent not theretofore exercised, shall terminate on the day immediately preceding the eighth (8th) anniversary of the Grant Date, except that the SAR may expire earlier as provided elsewhere in this Agreement and/or in the Program. The number of shares subject to the SAR granted hereunder shall be adjusted as provided in the Program.
3. This SAR shall be exercisable in all respects in accordance with the terms of the Program, which are incorporated herein by this reference. Grantee acknowledges having received and read a copy of the Program.
4. Shares of Common Stock shall not be issued with respect to any SAR granted under the Program, unless the exercise of that SAR and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of federal, state, local and foreign laws.
5. Grantee shall have the right to exercise the SAR in accordance with the following schedule:
(a)	The SAR may not be exercised in whole or in part at any time prior to the first anniversary of the Grant Date.

(b)	Grantee may exercise the SAR as to one-fourth of the Grant Shares on the first anniversary of the Grant Date and an additional one-fourth at each of the subsequent three anniversaries thereof.

(c)
The right to exercise the SAR shall be cumulative. Grantee may exercise all, or from time to time any part, of the maximum number of Grant Shares which are exercisable under this SAR, but in no case may Grantee exercise the SAR with regard to a fraction of a Grant Share, or for any Grant Share for which the SAR is not exercisable.

6. Withholding Taxes. All SARs are subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, local or foreign laws is necessary or desirable as a condition of, or in connection with, the grant, vesting or exercise of a SAR or the delivery or purchase of shares pursuant thereto, then such action shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. Such withholding liabilities shall be satisfied by reducing the number of shares that would otherwise be payable to Grantee on exercise of a SAR by an amount equal in value to the withholding liability, unless at the Company’s sole and complete discretion, the Company determines to require or accept cash from Grantee.
7. Termination of Employment other than by Death or Disability. If the Grantee ceases to be an employee of the Company or any subsidiary (used herein as defined in the Program) (an “Employee”) for any reason other than his or her death or disability, the SAR may be exercised, to the extent it had vested at the time of cessation of employment and subject to the Program, at any time within sixty (60) days after his or her termination of employment, but not beyond the otherwise applicable term of the SAR.

For purposes of this Section 7, the employment relationship shall be treated as continuing intact while the Grantee is an active employee of the Company or any subsidiary, or other bona fide leave of absence to be determined in the sole discretion of the Program Administrators.
8. Disability of Grantee. If the Grantee ceases to be an Employee due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Code, as determined by the Program Administrators in their sole discretion, the SAR may be exercised, to the extent it had vested at the time of cessation of employment and subject to the Program, at any time within one year after the Grantee’s termination of employment, but not beyond the otherwise applicable term of the SAR.
9. Death of Grantee. If the Grantee dies while an Employee, or after ceasing to be an Employee but during the period while he or she could have exercised the SAR, the SAR may be exercised, to the extent it had vested at the time of death and subject to the Program, at any time within one year after the Grantee’s death, by the executors or administrators of his or her estate or by any person or persons who acquire the SAR by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the SAR.
10. Rights as a Shareholder. The Grantee, or a transferee of the Grantee, shall have no rights as a shareholder of the Company with respect to any Payment Share for which his or her SAR is exercisable until the date of the issuance of such Payment Share. No adjustment shall be made for dividends, ordinary or extraordinary (whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such stock is issued, except as provided in the Program.
11. Modification, Extension, and Renewal of SAR. Within the limitations of the Program, the Program Administrator may modify, extend or renew the SAR or accept the cancellation of the SAR for the granting of a new SAR in substitution therefor. Notwithstanding the preceding sentence, no modification of the SAR shall, without the consent of the Grantee, alter or impair any rights or obligations under the SAR.
12. Nontransferability. This SAR may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution.
13. Acknowledgements. Grantee acknowledges receipt of and understands and agrees to the terms of this SAR Agreement and the Program. In addition to the above terms, Grantee understands and agrees to the following:
(a) Grantee hereby acknowledges receipt of a copy of the Program and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the completion of the vesting period. If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.
(b) Grantee acknowledges that as of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Common Stock underlying the SAR and supersedes all prior oral and written agreements pertaining to the SAR.
(c) Grantee understands that the Company and its subsidiaries hold certain personal information about Grantee, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title and details of all SARs or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding (“Personal Data”). Certain Personal Data may also constitute sensitive personal data within the meaning of applicable law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. Grantee hereby gives explicit consent to the Company and any of its subsidiaries to process any such Personal Data and/or sensitive personal data. Grantee also hereby gives explicit consent to the Company to transfer any such Personal Data outside the country in which Grantee is employed, including, but not limited to the United States. The legal persons for whom such Personal Data are intended include, but are not limited to the Company, its subsidiaries and its agents. Grantee has been informed that he or she has the right to access and make corrections to his or her personal data by applying to the Chief People Officer of the Company, or such person’s designees.
(d) Grantee understands that the Company has reserved the right to amend or terminate the Program at any time, and that the award of this SAR under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional SARs in any future year or in any given amount. Grantee acknowledges and understands that Grantee’s participation in the Program is voluntary and that this SAR and any future SARs under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law.

14. No Right to Continued Employment. Neither this SAR nor any terms contained in this Agreement shall confer upon Grantee any expressed or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause. Grantee acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of the Company or its subsidiary at the will of Company or such subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Program, and not through the act of being hired, being granted this SAR or acquiring shares of Common Stock hereunder.
15. Compliance with Laws, Regulations and Program Rules. The award of this SAR to Grantee and the obligation of the Company to deliver shares of Common Stock hereunder and the sale or the disposition of the Payment Shares received pursuant to the exercise of such SAR shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange. Exercise of the SAR shall be conditioned on the Grantee’s compliance with procedures established from time to time by the Program Administrators for exercise, including but not limited to submission of such forms and documents as the Program Administrators may require.
16. Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.
17. Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program, and, if to Grantee, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Grantee at his or her last known address as set forth in the Company’s records.
18. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.
19. This Agreement and this SAR shall be governed by the laws of the State of Delaware, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.
IN WITNESS WHEREOF, each of the parties hereto has executed this SAR Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

GRANTEE	QAD INC.

By:

(Signature)
Its:
(Name)

(Date)